BEFORE THE PUBLIC UTILITIES COMMISSION OF OHIO In the Matter of the Application of The Case No. 18-1875-EL-GRD Dayton Power and Light Company for Approval of Its Plan to Modernize Its Distribution Grid In the Matter of the Application of The Case No. 18-1876-EL-WVR Dayton Power and Light Company for Approval of a Limited Waiver of Ohio Adm. Code 4901:1-18-06(A)(2) In the Matter of the Application of The Case No. 18-1877-EL-AAM Dayton Power and Light Company for Approval of Certain Accounting Methods In the Matter of the Application of Case No. 20-0680-EL-UNC The Dayton Power and Light Company for a Finding That Its Current Electric Security Plan Passes the Significantly Excessive Earnings Test and More Favorable in the Aggregate Test in R.C. 4928.143(E) In the Matter of the Application of The Case No. 19-1121-EL-UNC Dayton Power and Light Company for Administration of the Significantly Excessive Earnings Test Under R.C. 4928.143(F) and Ohio Adm.Code 4901:1-35-10 for 2018 In the Matter of the Application of The Case No. 20-1041-EL-UNC Dayton Power and Light Company for Administration of the Significantly Excessive Earnings Test Under R.C. 4928.143(F) and Ohio Adm.Code 4901:1-35-10 for 2019 STIPULATION AND RECOMMENDATION Pursuant to Ohio Adm.Code 4901-1-30, any two or more parties may enter into a stipulation concerning the proposed resolution of some or all of the issues in a proceeding of the

Public Utilities Commission of Ohio ("Commission"). This Stipulation and Recommendation ("Stipulation") sets forth the understanding and agreement of The Dayton Power and Light Company("DP&L") and parties that have signed below (together, the "Signatory Parties"), who recommend that the Commission approve and adopt this Stipulation without modification to resolve all of the issues in the above-captioned proceedings. This Stipulation is a product of lengthy, serious, arm's-length bargaining among the Signatory Parties (all of whom are capable, knowledgeable, and represented by counsel) with the participation of the Staff of the Commission ("Staff'). All parties were invited to discuss and negotiate this Stipulation, and it was openly negotiated among those parties that chose to participate; no party was excluded from these negotiations. This Stipulation is supported by adequate data and information, and as a package, benefits customers and the public interest. This Stipulation violates no regulatory principle or practice; indeed, it complies with and promotes the policies and requirements of Title 49 of the Ohio Revised Code. This Stipulation accommodates the diverse interests represented by the Signatory Parties and is entitled to careful consideration by the Commission. WHEREAS,DP&L is a public utility engaged in the business of supplying electric distribution service to more than 500,000 customers in West Central Ohio; WHEREAS,DP&L is committed to its vision that its customers will experience personalized, innovative and seamless energy services enabled by transformative technologies, and intends to achieve this vision by using the latest technology to provide customers information, choices and ways to interact with their utility that they have not experienced before; 2

WHEREAS,the terms of this Stipulation are reasonable to ensure that DP&L can modernize its distribution infrastructure so that customers will continue to receive stable and reliable service and benefit from a platform that will allow them to make choices that will become available in a robust marketplace; WHEREAS,the ultimate parent of DP&L, The AES Corporation, provided a capital contribution of $150 million to DP&L, on June 26, 2020 to enable DP&L to improve its infrastructure and modernize its grid while maintaining liquidity. In addition, as more fully described in DP&L's June 17, 2020 8-K filing, AES has provided a statement of intent to contribute an additional $150 million to DPL or DP&L in 2021 to enable smart grid investment; WHEREAS,DP&L is presently providing a standard service offer in the form of an electric security plan, as approved by the Commission in its December 18, 2019 Second Finding and Order in Pub. Util. Comm. Case No. 08-1094-EL-SSO, et al. (the ESP approved in the Commission's December 18, 2019 Second Finding and Order is referred to below as "ESP I"); WHEREAS,the Commission directed DP&L to open a docket for the Commission to conduct both the more-favorable-in-the-aggregate test("MFA Test") and the prospective significantly excessive earnings test("SEET") of R.C. 4928.143(E) as to DP&L's ESP I; WHEREAS,to comply with the Second Finding and Order and R.C. 4928.143(E), DP&L filed the Application and supporting testimony and exhibits in Pub. Util. Comm. Case No. 20-0680-EL-UNC; 3

WHEREAS,the terms and conditions of this Stipulation satisfy the policies of the State of Ohio as set forth in Section 4928.02, Revised Code; WHEREAS,the intervening Signatory Parties recognize that the terms and conditions of this Stipulation are designed to provide DP&L an opportunity to begin grid modernization efforts, set forth a transition path forward that provides economic development support during the ongoing pandemic and emergency conditions, and set the framework for both the timing and content of DP&L's next ESP by requiring DP&L to file an application for ESP IV by a date certain and prohibiting DP&L's ESP IV from containing the types of nonbypassable charges that have been subject to significant litigation before the Commission for the past decade. NOW,THEREFORE, in order to resolve all of the issues raised in these proceedings, the Signatory Parties stipulate, agree, and recommend that the Commission issue an Opinion and Order in these proceedings approving and adopting this Stipulation. 1. Plan approval: DP&L's Smart Grid Plan ("SGP") shall be DP&L's Application, testimony and schedules as filed in Pub. Util. Comm. Case No. 18-1875-EL- GRD,et al., except as modified in this Stipulation. DP&L's SGP shall be approved and DP&L shall be authorized to implement that plan. 2. Phases and Cap: DP&L's SGP shall be divided into phases. SGP Phase 1 shall be four years from the date of the Commission's Order approving this Stipulation and shall be limited to the projects as set forth in Exhibit 1. The total amount that DP&L may spend on SGP Phase 1 capital investments and operational and maintenance expenses, collectively, shall be capped at $267,600,000. The 4

Company shall deploy the quantities of each technology as described below. Any return on and of those actual capital expenditures and recovery of O&M expenditures shall be through the Infrastructure Investment Rider(MR"), and recovery will commence after the date of the Commission's Order approving this Stipulation. Individual components may cost more or less than estimated but the overall spend shall be capped. DP&L plans to pursue subsequent phases of comprehensive grid modernization and may file an application for a second phase ("SGP Phase 2") on or before three years from the date of the Commission's Order approving the Stipulation. However, nothing in this Stipulation precludes the Signatory Parties from opposing any future DP&L SGP application or future proposals contemplated but not authorized as part of this Stipulation. Nothing in this Stipulation precludes DP&L from seeking a return on and of any capital or O&M expenditures through base distribution rates. 3. Cost Recovery: a. DP&L may seek to recover a return on and of its prudently incurred SGP Phase 1 capital investments and its associated operation and maintenance expenses through the IIR (approved in the December 18, 2019 Second Finding & Order in Pub. Util. Comm. Case No. 08-1094-EL-SSO, et al.). b. DP&L's recovery of its capital investments and expenses through the IIR shall be offset by the estimated operational benefits that the parties agree DP&L will realize as a result of DP&L's SGP Phase 1 expenditures. 5

c. If DP&L does not file a distribution rate case by January 1, 2025, then the recovery of the costs associated with this Stipulation shall cease recovery and the IIR shall be set to zero. d. The earnings-based portion of incentive compensation for the costs associated with the provisions of this Stipulation shall not be recoverable. However, DP&L reserves the right to raise this issue in the upcoming rate case. e. Meters. i. Capital costs associated with AMI meters will be recovered over a depreciable life of fifteen (15) years, with all other investments being recovered pursuant to the depreciation rates authorized in Case No. 15-1830-EL-AIR. ii. The net book value of the retired meters and capacitors will be subtracted from the gross plant additions in each year of SGP Phase 1, so that the value is not double counted in rate recovery. The gross plant offset will occur through the IIR as the meters and capacitor banks are retired. iii. Costs for AMI meters purchased but not installed within 90 days shall not be recoverable for the period the AMI meters remain uninstalled in excess of 90 days.

f. DP&L may make SGP Phase 1 investments before the Commission has approved this Stipulation and include recovery of those investments in the IIR upon approval, if those costs were incurred after December 21, 2018 or included as part of the Grid Mod R&D Asset deferral, which shall be subject to audit through the IIR and the expenditure cap set forth in Paragraph 2. 4. Ratemaking: The revenue requirement for the SGP Phase 1 shall be calculated as shown on Exhibit 2. The cost allocation and rate design of the SGP Phase I shall be as proposed in the Smart Grid Plan, allocated and charged as a percentage of base distribution charges. 5. Commission Oversight and Information Sharing: a. Audit: DP&L's SGP Phase 1 investments and expenses and the IIR (or replacement rider) shall be subject to annual audits. The audit shall either be conducted by Staff or by a third party under the direction of Staff with such costs recoverable through the IIR and not subject to the cap. Annual audits will include, but not be limited to, the following: i. On-site inspections of new capital assets; ii. Tracking capital expenses from continuing property records, invoices, and other supporting documentation to the used and useful assets. Additionally, tracking used and useful assets to 7 continuing property records, invoices, and other supporting documentation; iii. Verification of proper accounting and computation of annual property tax expense; iv. Verification of proper accounting and computation of state, local, and federal income tax expense, as well as taxes other than income; v. Verification of proper accounting and computation of annual depreciation expense; vi. Verification that incremental labor O&M expense included for recovery in the IIR is only associated with employees dedicated to SGP Phase 1 and in roles not already recovered in current base distribution rates. For employees whose compensation is currently recovered in base distribution rates but are in new roles fully dedicated to DP&L's SGP, DP&L will provide verification that their previous positions have been backfilled so as to prevent double recovery of an individual's compensation. Annual audits will require review of timesheets, employee position numbers, position descriptions, and organizational charts; vii. Verification that non-labor O&M expenses are incremental. Annual audits will require review of any applicable allocations;

justifications for allocation percentages; supporting invoices and other documentation; contracts; Requests for Proposals; listings of applicable transactions in Excel and journal entry reports; and viii. Verification of proper accounting for IIR revenues. b. Non-Financial Metrics: DP&L will provide annual reporting for the metrics contained in Exhibit 3 as part of the annual audit filing each year. c. Grid Mod Implementation Update Group: DP&L will facilitate a Grid Mod Implementation Update Group ("Update Group") with interested Signatory Parties. i. The Update Group will meet at least quarterly to: (1) Update stakeholders on the status of the projects throughout implementation of SGP Phase 1 and to provide for customer input and advice. (2) Update stakeholders on the progress toward data access for Competitive Retail Electric Service ("CRES") provider product billing purposes. (3) Gather stakeholder input associated with data access systems and processes. (4) Share an updated map of where AMI is being deployed with dates of deployment and an AMI tag on the Customer

Information List provided to CRES providers to indicate active meters. ii. AMI Distributed Intelligence Capabilities (1) An AMI meter with "Distributed Intelligence Capabilities" is a meter that has an on-board computer with the capability to download and execute software applications written by DP&L or third parties. Distributed Intelligence Capabilities do not refer to firmware that is loaded on an AMI meter for basic operations. (2) DP&L will notify the Grid Mod Implementation Update Group if it develops any plan to procure and deploy AMI meters with Distributed Intelligence Capabilities during SGP Phase 1. (3) At least 180 days before utilizing Distributed Intelligence Capabilities of AMI meters during SGP Phase 1, DP&L will file a description of its planned utilization in the docket for this proceeding to allow for public comment on that plan by interested stakeholders. DP&L's filing will, at a minimum, describe: (1) how third parties may be able to utilize the AMI meter's Distributed Intelligence Capabilities with appropriate customer consent, and under what terms and conditions;(2) what customer services or 10 offerings DP&L may provide through the Distributed Intelligence Capabilities of its AMI meters; and (3) a description of what software applications have been, or are planned to be, installed onto AMI meters. 6. Additional Provisions: DP&L will: a. Reduce AMI investment to be recovered in the IIR during SGP Phase 1 from 100% of meters, as shown in the Application, to 95%, as reflected in Exhibit 1. b. Reduce the Distribution Automation investment to be recovered in the IIR during SGP Phase 1 from 47% of circuits, as shown in the Application, to approximately 20%(88) of DP&L's circuits, as reflected in Exhibit 1. c. Reduce the Substation Automation investment to be recovered in the IIR during SGP Phase 1 from 97 substations, as shown in the Application, to approximately 30 substations, as reflected in Exhibit 1. d. Accelerate VVO/CVR implementation installing the necessary hardware and software on approximately 30%(132) of DP&L's circuits; specifically targeting those circuits that serve hospitals. e. Propose time-of-use("TOU") rates and implementation plan through an EL-ATA case on a pilot basis during SGP Phase 1. Any TOU rates that are offered through DP&L's Standard Service Offer("SSO") shall be offered only on an "opt-in" basis. The generation related costs of any 11

TOU proposal shall remain fully bypassable, including costs associated with the implementation, administration, or marketing of the Company's TOU offering as set forth in Workpaper 3.3, which shall be deferred for future recovery through SSO rates upon Commission approval. Once DP&L is notified that there are at least three different suppliers offering time-varying products utilizing AMI data, then DP&L, with Commission approval, will request to withdraw its SSO TOU rate offering. f. Implement an Electric Vehicle ("EV") rebate program, as described in Paragraph 8 below. g. Implement a Smart Thermostat rebate program, as described in Paragraph 9 below. h. Implement a new Customer Information System, as described in Paragraph 10 below. i. Provide for customer, CRES, and third party access to customer data, as described in Paragraph 11 below. Implement additional residential customer benefits, as described in Paragraph 12 below. k. Implement additional benefits for the City of Dayton, as described in Paragraph 13 below.

1. Implement additional Commercial & Industrial ("C&I") benefits, including several pilot programs, as described in Paragraph 14 below. 7. Regarding the request for limited waiver of Ohio Adm.Code 4901:1-18-06(A)(2), within six months of an Order adopting this Stipulation, DP&L will file a supplemental application for waiver and memorandum of support including but not limited to proposed alternative methods of notification, protections in place to ensure the safety of vulnerable customers, and if approved, the means by which customers will be advised of the change in procedure. 8. EV Rebate Program: DP&L will implement an EV program consisting of rebates for Electric Vehicle Supply Equipment("EVSE") for both Level 2 and Direct Current Fast("DCF") chargers, education and marketing, as well as a future intelligent charging incentive. The total EV program will be capped at $5.1 million. a. EVSE Rebate: The Signatory Parties agree to the following program, which will include rebates to cover the costs of up to $5.1 million to install Level 2 and DCF chargers, including customer out-of-pocket installation costs: i. The program will consist of EVSE rebates split 70/30% between Level 2 and DCF chargers and is further described below: (1) For the Level 2 chargers, 100% of EVSE and customer out- of-pocket installation costs will be eligible for rebates, 13 capped at $10,000/station. The Level 2 Chargers that will be eligible for rebates will be as follows: (a) 30% available to the public, which includes persons who provide transportation to the public such as mass transit, school buses, shuttle buses, taxis, and other public serving transportation; (b) 50% available to workplaces, which are not required to be publicly available; (c) 20% available to multi-unit dwellings, which are not required to be publicly available; (2) For the DCF chargers, 100% of EVSE and customer out-of- pocket installation costs will be eligible for rebates, capped at $75,000/station). The DCF chargers that will be eligible for rebates will be 100% available to the public, which includes customers who provide transportation to the public such as mass transit, school buses, shuttle buses, taxis, and other public-serving transportation. At least 30% of the funds for DCF chargers shall be used for the establishment of"corridor ready" alternative fuel corridors for EVs, as defined by the U.S. Department of Transportation's Federal Highway Administration.

(3) Other Program Terms and Limitations (a) Rebates will be awarded on first-come, first-served basis (b) A customer (or its affiliates) shall not receive more than 7% of all the rebates available (c) All charging infrastructure installed shall be networked charging infrastructure (i.e., able to communicate with a network management system), be demand-response capable, include software and network services capable of capturing data and metrics described in the "Data" sub-paragraph below, and support open charging standards or protocols. An electric vehicle charging station that is part of the rebate program and requires payment of a fee shall allow a person desiring to use the station to pay via credit card or mobile technology, or both. A site host participating in the rebate program that takes service under DP&L's Standard Service Offer will be charged for their usage and service requirements as a DP&L retail customer, including usage delivered to EV charging systems on the site host's premises, based on applicable tariffs. This provision does not preclude a site host from shopping for their generation supply. (4) Data (a) The site host and/or charging station provider will have flexibility to set pricing to EV drivers, subject to any applicable laws or regulations. DP&L will require reporting of prices charged to EV drivers at all charging stations in a manner and form as established by DP&L,including, but not limited to, reporting of intended prices as a precondition on receipt of rebates. As part of the rebate process, DP&L will inform site hosts about its available tariffs and rates, including TOU rates, to better inform site hosts about their options to effectively manage charging load and to provide the opportunity to maximize cost savings. (b) DP&L will be authorized to access or receive data from charging stations installed though the Rebate Program, including but not limited to: usage, data regarding grid reliability, load growth, the potential for demand response load profiles, prices paid by EV drivers and site host pricing models/strategies, 16 equipment provider selected, installation costs by equipment provider, and outage incidents by equipment provider. DP&L shall report on this information at the Update Group meetings. (5) Reporting: The Company shall file two reports associated with the EVSE Rebate program: one midway through the program and a final report once the program is fully subscribed. The report shall include an overview of the program, including but not limited to: the location of rebate recipients and the category of site hosts who receive rebates; EVSE funded through the program; charging network and service providers included in the program; cost of the EVSE and installation relative to the EV rebates, broken out by technology type; usage and load profiles of EVSE; impacts of site host pricing on charging behavior; and impacts of the EVSE on the distribution system. b. No Administrative Fees will be assessed for this program. DP&L will not own or receive a return on charging stations in this program. All customer funds recovered through the IIR related to the EV program shall either be distributed as rebates pursuant to this provision or refunded to customers through the IIR. Nothing in this Stipulation prevents DP&L from seeking approval for a utility ownership model or recovery of any additional charging station investments; the Signatory Parties remain free to 17 challenge any such request by DP&L. If DP&L elects to file such a request in the future, it shall be filed in a new application and requires Commission approval. c. DP&L will continue to evaluate category funding and will seek input and advice from the Staff and Signatory Parties regarding reallocation of funds between program categories, Level 2 and DCF chargers, and annual spending. DP&L will provide Staff annual updates on the program. If DP&L plans to reallocate funds, it will provide notice within 90 days to Signatory Parties and to Commission Staff. d. The costs of the EV Rebate Program will be recovered through the IIR. 9. Smart Thermostats: DP&L will provide a total of $450,000 annually, funded by DP&L with shareholder dollars and not recovered through the IIR or other rates, for four years to offer marketing, administration, and rebates/incentives for "smart thermostats," at least 75% of which will be reserved for customer rebates/incentives. a. Customers will be able to purchase a smart thermostat and receive a rebate directly from DP&L, or an instant rebate through a third party vendor or retail outlet that will be attributed to DP&L. Third party vendors will commit to provide proof of sale to the Company that the eligible thermostat was sold to a DP&L customer. 18

b. The rebate will be initially set to encourage adoption of smart thermostats and maximize program effectiveness. For the term of SGP Phase 1, DP&L will hold quarterly meetings with interested parties and vendors to develop a program design that minimizes administrative/other non-rebate costs, and optimizes the incentive and marketing that will be offered to encourage customer adoption of smart thermostats, including the possibility of a demand response incentive. In the final 18 months of SGP Phase 1, meetings will be used to develop the Smart Thermostat Rebate Program as set forth in Paragraph 9(e) of the Stipulation. Meetings are to commence within 30 days of filing this Stipulation. DP&L agrees to provide third party vendors at least 30 days advanced notice prior to initially setting or adjusting the rebate incentive amount. c. DP&L will work with the local gas utility on bundling rebate opportunities for customers. DP&L will further commit to consider and evaluate, for implementation, smart thermostat marketing and educational opportunities presented by collaborative members. d. Smart thermostats that are eligible for rebates must be certified under United States Environmental Protection Agency EnergyStar Connect Thermostat guidelines. e. In its next rate case, SGP Phase 2 filing, or in a combination of the two, DP&L will propose in its initial application a budget for a Smart Thermostat Rebate Program that will incentivize deployment of smart thermostats to a total of 20% of DP&L's residential customers, focusing on customers with AMI meters, with a goal of maximizing residential customer benefits from managing peak demand in conjunction with time- varying rates. DP&L will propose recovery of costs exclusively allocated to residential customers for the Smart Thermostat Rebate Program through base rates, and/or the IIR, or if the IIR is no longer in effect, through any rider authorized for recovery of costs for SGP Phase 2. In addition to this commitment, to the extent DP&L has not reached or been approved to implement smart thermostats at the aforementioned deployment percentage, DP&L will include a cost-effective smart thermostat program in any other filing proposing demand response or energy efficiency programs with cost recovery through any applicable rider. Nothing in this Stipulation precludes any Signatory Party from opposing any future requests for a Smart Thermostat Rebate Program set forth in this Paragraph. 10. Customer Information System ("CIS"): DP&L will invest in, no later than 6 months after a Commission Order approving the Stipulation in this case, the development of a new CIS that will perform core functionality, including at least the following: a. Meter to Cash process and bill presentment shall comply with all applicable requirements of the Ohio Administrative Code and Ohio Revised Code; 20

b. Integration of Integrated Voice Response, Customer Portal and Mobile App, Advanced Metering Infrastructure, Advanced Distribution Management System, Geographic Information System, Enterprise Resource Planning System, Meter Asset Management System, Meter Data Management System, and Mobile Workforce Management System; c. Customer Relationship Management("CRM") as a customer service and communication tool; d. Flexible pricing plans including CRES ability to bill for products that utilize AMI data; e. The system will allow for CRES Electronic Data Interchange ('EDP") and data access for billing and time-of-use product offers which use AMI within three years after approval of this Stipulation or in the timeline associated with the CIS, whichever occurs first; f. Customer, CRES and third party data access set forth in Paragraph 11; and g. DP&L will recover a return on and of its prudently incurred capital investment in the new CIS and its incremental operation and maintenance expenses associated with the new CIS through base distribution rates and not through the IIR. DP&L shall be entitled to defer operation and maintenance expenses, if applicable, associated with implementation of the new CIS and recover that deferral either through base distribution rates or a future rider, subject to demonstration that the functionality detailed above is available. The amount of the deferral shall not exceed $8.8M. The Signatory Parties acknowledge that the Company provided its best estimate of the CIS-related costs as set forth in the Company's Application and Workpapers 1.2, 1.3, 1.4, 2.7, 3.2, 3.5, 3.6, 7.1, 7.3, and 7.4. The amount of CIS expenditures for future recovery is subject to a reasonableness and prudence review. 11. Customer, CRES and Third Party Data Access a. Customer Data Access. In the timeline associated with the CIS, DP&L shall provide the Customer with access to the following: i. At least 24 months of energy usage data in 5-minute, 15-minute, 30-minute, or 60-minute intervals (whichever interval is collected by the meter) made available on a best efforts basis within 24 hours of performing industry-standard validation, estimation, and editing(VEE) processes and no later than thirty(30) days after the end of each meter cycle. ii. At least 24 months of detailed billing history data, including breakdown of all billing line item charges. iii. At least 24 months of summary billing history data, including date of bill, usage, bill amount and due date. 22

iv. Flexible views (for Customer with multiple accounts) with options to (a) select individual account,(b) group accounts by user-defined criteria, or (c) access full account list. v. Tariff and rebate program information (if applicable). vi. The foregoing data shall be able to be downloaded by the customer into either an .xlsx or .csv format. vii. No additional fees shall be charged, directly or indirectly, to customers associated with accessing or requesting data. b. CRES and Third Party Data Access. As part of and in the timeline associated with the CIS, DP&L commits to the following: i. The release of any customer's energy-usage data shall be in accordance with the applicable North American Energy Standards Board Energy Services Provider Interface standards and compliant with all Ohio Administrative Code and Ohio Revised Code. ii. DP&L shall provide Green Button Connect My Data("GBC") for use by any authorized CRES or third party on a non-discriminatory basis to be completed as part of and in the timeline associated with the CIS. GBC shall be independently tested and certified as compliant with the latest standard as of time of release. DP&L is not prohibited from supplementing or replacing GBC with a new generally accepted industry standard Application Programming 23

Interface after collaborating with Staff, CRES, customers, and third parties via the Grid Mod Implementation Update Group subject to a prudency review and the spending cap defined in Paragraph 2. The terms and conditions under which customer- authorized CRES providers and third parties access GBC or any other Application Programing Interface will be set forth in a DP&L tariff subject to Commission approval. iii. At a minimum, DP&L's GBC will provide, with appropriate customer authorization, 24 months of historical usage data, ongoing usage data, account number(s), meter identifier(s), and customer billing determinants. For purposes of this provision, "billing determinants" means customer-specific information used to calculate a bill, including (if applicable to a given customer) kilowatt-hours, kVAR, peak demand, and billing schedule, but excluding non-customer-specific information contained in filed tariffs. If DP&L determines in the future that billing determinants are more expansive than this definition, DP&L will so inform the Grid Mod Implementation Update Group to discuss inclusion in Green Button Connect. As part of the Grid Mod Implementation Update Group, DP&L will work with Staff, CRES and third parties to further develop the types of data that may be shared through GBC as well as the timelines and frequency of transmission.

iv. DP&L shall allow CRES providers to access the most current data available for both prospective and existing customers through GBC, with customer authorization as required. However, data for purposes of billing and scheduling shall be provided via EDI or the current standard form. v. DP&L shall provide documented processes for registering, troubleshooting and providing access to CRES providers and third parties on a publicly available website. Any data from a customer who objected to sharing data on the pre-enrollment list shall not be provided without authorization. vi. DP&L will make best efforts to: (i) operate the GBC platform with an uptime of at least 99% during business hours as determined by the Company and calculated on a monthly basis; (ii) respond promptly to questions, issues or bugs raised by third parties and seek to promptly resolve technical issues with the GBC platform; and (iii) ensure that the data provided are accurate and up to date. vii. Customer Experience. DP&L shall support the following processes: (1) DP&L will develop a process for CRES and third parties to provide customer consent in accordance with Ohio Adm.Code 4901:1-10-24 or any subsequent rule to access data for prospective and existing customers. This process 25 will include the ability for customers to authorize the release of energy usage data to CRES and third parties via the following methods: (a) DP&L's web site, which shall be optimized for the Customer's screen size, or mobile app. (b) Third party web site or mobile app(DP&L will not be responsible for costs associated with developing third party websites or mobile apps.) In this case, DP&L will, for customers with a cellular telephone number on file, send a text message one-time passcode to the customer's cellular telephone to complete the authorization. (2) At the time of the request, the customer is prompted to authenticate and authorize sharing of data and DP&L shall require no more information of the customer than DP&L requires for establishing an online account. Web-based authentication and authorization must adhere to 0Auth2.0 or a more recent industry-standard protocol as set forth at https://oauth.net/2/. CRES and third parties should have the option to determine the authorization term they require, i.e. 12 months, 24 months, or indefinite ("valid until rescinded"). DP&L will send notification to the customer's preferred communication channel that DP&L has received notification that the customer has authorized a third party access to their customer energy usage data and/or account number and provide instructions on how to contact DP&L to cancel if they did not make such an authorization. Customer will be notified annually of all CRES and third parties that have current access to customer data and how to rescind such access. (3) Once authorized, DP&L will promptly begin transmission of historical data within timely manner to a CRES or third party. Subsequent to a successful Customer authorization, when data is requested, the system will immediately or nearly immediately process and return the requested data. (4) DP&L shall support the authorization methods without requiring the creation of an online account. (5) DP&L shall provide a list of CRES and third parties that have accessed the customer's data within the last six months, which shall be prominently displayed and easily accessible on the customer's on-line account and/or customer portal.

c. Individual Wholesale Market Settlements: DP&L will facilitate wholesale market settlements as part of and in the timeline associated with the CIS, as follows: i. DP&L will make the necessary upgrades to systems and processes for wholesale market settlements, i.e. calculating and settling individual total hourly energy obligation ("THEO"), peak load contribution ("PLC"), and network service peak load ("NSPL") values for each customer, instead of relying on generic load profiles. ii. DP&L shall transmit settlement data to PJM, at a minimum, in hourly intervals. iii. DP&L shall make the THEO,PLC, and NSPL data available to authorized CRES providers, consistent with Ohio Adm.Code 4901:1-10-24 or any other subsequent rule, through the pre- enrollment list and EDI transactions, as applicable. Customers will also have access to this information. iv. DP&L will begin using AMI data for calculation of individualized PLC when the necessary upgrades to systems have been made to utilize the VEE certified AMI data that has been read for any qualifying peak events. Until those upgrades have been completed and an AMI meter has been installed, the current method of using register reads and profiles will be used. 28

d. Neutral Platform: The AMI deployment will utilize the necessary and generally accepted standards, e.g., technologies to implement a Home Area Network, so that customers can connect qualified devices (e.g., in- home displays, smart programmable thermostats) to their meter, or otherwise direct the meter to transmit usage data to any CRES or third party selected by the customer. The technical eligibility requirements for Home Area Network devices, if applicable, including those for security, will be developed through the Grid Mod Implementation Update Group. Qualified devices will not be limited to devices supplied only by the EDU or an affiliate. e. Through the term of SGP Phase 1, DP&L will update its G8 tariff such that no fees shall be charged by DP&L to CRES or third parties associated with accessing or requesting data, including but not limited to those set forth in Tariff Sheet G8 page 29 A.1.(manual historical customer energy usage) and A.2. (electronic interval meter data)("Waived Fees"). DP&L further agrees to forego recovery of the Waived Fees through the IIR or future rate case. DP&L will track the number of requests for the manual historical customer energy usage data and electronic interval meter data and will estimate any associated labor. 12. Additional Residential Customer Benefits a. Due to current adverse economic conditions, DP&L shall contribute the following unrecoverable amounts to be paid for by DP&L with 29 shareholder dollars and not recovered through the IIR or other rates Within 30 days of an Order adopting this Stipulation, DP&L shall pay $450,000 in 2021 and $450,000 in 2022 directly to Ohio Partners for Affordable Energy("OPAE") to provide weatherization and associated administrative costs for electric consumers at or below 200% of the federal poverty line. b. Additionally, for each year of the SGP Phase 1, $50,000 of the Customer Education expenditures will be applied toward marketing and education for residential customers about the Smart Thermostat Rebate Program in conjunction with its deployment of residential AMI meters. Specifically, DP&L will apply these Customer Education expenditures toward:(1) a public launch targeted for 90 days after approval of this Stipulation, to highlight the benefits of smart thermostats and other free media events over the course of the program to gain as much attention as possible;(2) exploration of creative marketing strategies and creative financing strategies; and (3) bill inserts, social media and other low/no cost methods to promote smart thermostats as part of the program. c. PIPP Water Heater Controller Pilot Program — DP&L will issue a Request for Proposals ("RFP") for a water heater controller Pilot within 60 days of the installation of smart meters on at least 200 PIPP customer accounts within the Dayton city limits. The RFP will be for smart water heater controllers to be installed on Percentage of Income Payment Plan ("PIPP") customers' electric resistive water heaters to reduce their peak load 30 contribution ("PLC"). The goal of the Pilot will be to determine whether reducing the PIPP customers aggregate PLC will create a better load profile resulting in a better price for the PIPP auction. The water heater controllers will have two-way communication, a revenue grade metering chip and two separate temperature probes to ensure accurate measurement and verification. The RFP will be for an initial 60-day Pilot to prove the concept of 200 water heater controllers with the potential to be expanded to all PIPP customers with an electric resistive water heater, as smart meters are installed. DP&L or its consultant will oversee issuing the RFP but will consult with Staff, the City of Dayton, the Ohio Development Services Agency and OPAE. i. Those 200 PIPP customers will be in the initial Pilot. The 60-day Pilot will create a control group of 100 PIPP customers with devices that are connected and monitored but are not controlled for peak demand events. The second group of 100 customers will have multiple demand response events throughout the 60-day Pilot. The Pilot will evaluate cold water complaints, actual demand response reduction, general usability of the system and any other metrics deemed relevant. All results of the Pilot will be shared with all Signatory Parties. The costs of the controller, enabling communication, maintenance and administration fees prudently incurred will be capped at $48,400 and will be funded by DP&L with shareholder dollars and not recovered through the IIR or other rates. ii. Specific PIPP customer information shall not be provided to the third-party administrator or any other third party working on this pilot. Only customer usage data and a unique identifier shall be part of this study, unless the customer provides authorization. d. DP&L commits that it will not implement any form of prepay program as part of the SGP Phase 1. e. DP&L shall not use its AMI to unlawfully limit the usage of residential customers. This Paragraph does not waive DP&L's right to disconnect customers in accordance with Ohio Adm.Code 4901:1-10-18. 13. Benefits for City of Dayton a. The provisions in this Paragraph shall expire when ESP I terminates. i. While implementing the Smart Grid Plan, DP&L will prioritize installing equipment that will benefit residential customers in the Western and Northwestern areas of the City of Dayton. ii. DP&L will explore a joint partnership with the City of Dayton and the University of Dayton's Hanley Sustainability Institute for a program supporting mutual goals for all three of the organizations. 32

iii. DP&L will participate in the Property Assessed Clean Energy ("PACE") program in partnership with the Montgomery County Port Authority, for qualifying projects in the City of Dayton. DP&L will contribute $100,000 annually to a fund to be used to pay up to 50% of a property owner's escrowed reserve requirement. DP&L will also contribute $50,000 annually to a revolving loan fund to support energy upgrades for small and micro businesses within the City that are not eligible for PACE funding. This $150,000 in annual spending will be funded by DP&L with shareholder dollars. iv. All City of Dayton accounts that have redundant service at the time of execution of this Stipulation are exempt from paying any redundant service charges that seek to recover the costs of providing standby or backup service. v. DP&L will contribute $200,000 annually to assist the City of Dayton in providing economic development programs and providing essential city services to residents, including low-income residents. The $200,000 in annual spending shall be funded by DP&L with shareholder dollars. 14. Additional Commercial and Industrial Customer Benefits a. In the Stipulation & Recommendation in DP&L's last distribution rate case (Case No. 15-1830-EL-AIR, et at), DP&L agreed to waive the 33

Contract Capacity Charge related to Redundant Service (aka "Alternate Feed Service")(described in DP&L's current Tariff No. D10)for all Ohio Hospital Association ("OHA") members until a final order is issued in DP&L's next base distribution rate case. In settlement of DP&L's grid modernization case (Case No. 18-1875-EL-GRD, et al.), DP&L agrees to continue this Alternate Feed Service waiver for all OHA members: (1)for as long as DP&L continues to recover through the IIR Rider or (2) until a final order is issued in DP&L's next base distribution rate case, whichever event occurs later. This Alternate Feed Service waiver shall be applied to all OHA members regardless of whether or not these members are currently paying Redundancy/Alternate Feed Service charges or whether these OHA members require Redundancy/Alternate Feed Service in the future. b. From the date of approval of this Stipulation and continuing during DP&L's current standard offer as approved by the Commission in its December 18, 2019 Second Finding and Order in Case No. 08-1094-EL- SSO, DP&L will re-open enrollment for the TCRR Opt-Out Pilot Program to Signatory Parties (including their members, affiliate members, customers, or members' customers) to pass through the market price, and peak hour billing, of the transmission system as described in DP&L's Seventeenth Revised Sheet No. T8, and DP&L will work collaboratively with manufacturing groups to target 50 manufacturers to participate. DP&L shall, at least, propose to continue the TCRR-N Pilot for Signatory

Parties in DP&L's next ESP case. Prior to filing its next ESP, DP&L further agrees to discuss with interested parties potential opportunities to enhance the transmission pilot. c. DP&L will direct a portion of the Customer Education expenditures identified on Exhibit 1 toward educating and benefiting hospitals, manufacturers, and residential customers about the benefits of SGP Phase 1 components. Each year of SGP Phase 1, $50,000 of the Customer Education funds will be paid to each of IEU, OHA,OMAEG, and the City of Dayton to educate and engage hospitals, manufacturers, and residents regarding the potential benefits of grid modernization, including but not limited to assisting with accessing and analyzing energy usage and rate information that will become available upon the installation of CIS. d. In addition to the Customer Education expenditures identified in sub- paragraph (c) above, DP&L will pay $150,000 to OHA in 2023 and 2024 as an energy education grant. The costs of this grant will be funded by DP&L with shareholder dollars and not recovered through the IIR or other rates. 15. Economic Development: To assist Ohio businesses and healthcare providers with their expenses so that they are better able to respond to financial consequences of COVID-19 and restart Ohio's economy in DP&L's service area, and to further State policies and to enhance the State's competitiveness in the national and global economies, DP&L will offer several different economic development 35 incentives and grants to large customers that are Signatory Parties, successor to Signatory Parties, and/or members of Signatory Parties and that qualify for the incentives. The costs of these incentives and grants will be funded by DP&L with shareholder dollars and not recovered through the IIR or other rates. The provisions in this Paragraph shall commence upon approval of this Stipulation, and shall remain in effect while DP&L operates under the terms and conditions of ESP I. a. Customers may receive only one of the following economic development incentives in this sub-paragraph, and incentives in this sub-paragraph may not be combined. The following economic development incentives will be equal to $0.004 per kWh for all kWh: i. Economic Improvement Incentive available to single site customers with MW demand of 10 MW or greater with an average load factor of at least 80%. The Signatory Parties that qualify for the incentive are: one member of Ohio Energy Group ("OEG") and one member of Industrial Energy Users-Ohio ("IEU"). ii. Automaker Incentive available to single site customers with MW demand of4 MW or greater. The Signatory Parties that qualify for the incentive are: one member of OEG, Honda of America Mfg., Inc.("Honda"), and one other member of OMAEG. iii. Ohio Business Incentive available to Honda, four other members of OMAEG,The Kroger Co.("Kroger"), and one member of IEU. 36

iv. Ohio Hospital Incentive available to seven hospitals that are members of OHA with MW demand of2MW or greater. b. Additionally, within 30 days of a Commission Order approving the Stipulation, DP&L will pay the economic development grant amounts listed below according to instructions for payment provided by the parties. Thereafter, DP&L will pay the same amounts listed below according to the instructions for payment provided by the parties, on the annual anniversary date on which the first grant was awarded. In no event shall Honda, IEU, Kroger, OMAEG,OHA, the University of Dayton, or any of their benefiting members, be obligated to return all or any portion of any incentive or grant payment made by DP&L: i. $ 107,000 to Honda. ii. $ 112,000 to IEU, for the benefit of its members. iii. $ 26,000 to Kroger. iv. $ 260,000 to OMAEG,for the benefit of its members. v. $ 35,000 to OHA. vi. $ 210,000 to the University of Dayton. 16. Energy Resiliency and Solar Energy Development a. Energy Resiliency at Wright-Patterson Air Force Base 37

i. Within 30 days after a Commission Order approving this Stipulation, DP&L will work with NRDC to evaluate and pursue project(s) to be located within the Wright-Patterson Air Force Base ("WPAFB")property line and/or the communities surrounding WPAFB that increase energy resiliency ("Resiliency Project(s)"). ii. DP&L commits to providing a shareholder contribution of $250,000, which shall not be recovered through the IIR or other rates, to provide technical support, marketing and education, or other efforts to aid in the evaluation and pursuit of Resiliency Projects ("Resiliency Project(s) Grant"). The Resiliency Project(s) Grant will be paid within 30 days after DP&L and NRDC identify and agree upon the grant recipients. iii. DP&L and NRDC will: (1) Coordinate with other planning efforts, including those designed to leverage federal funding for clean energy that would support the Resiliency Project(s); (2) Evaluate and pursue federal funding that may be available, now or in the future to support the Resiliency Project(s); and

(3) Evaluate opportunities for Resiliency Project(s) using DP&L's existing General Services Administration area wide agreement; and (4) Engage other public utilities that serve WPAFB and the surrounding communities to identify potential energy resiliency investment partnerships. iv. DP&L will file a status update in this docket on the progress'of this joint effort no later than nine months after a Commission Order approving this Stipulation. v. "Resiliency Project(s)" may include any or all of the following: (1) Renewable energy, including distributed energy resources that are not dependent on the delivery of fuel; (2) Energy storage; (3) Advanced control systems; and (4) Reducing energy consumption, including through lighting and water upgrades, heating, ventilation and air- conditioning and boiler system improvements. b. City of Dayton Solar Project: After a Commission Order approving this Stipulation, DP&L will begin working with the City of Dayton to evaluate and pursue two separate solar installation projects within the City of Dayton corporate limits as follows. i. Provide the necessary non-financial technical support, including without limitation all studies required by OAC 4901:1-22 such as the feasibility study, system impact study, and/or facilities study, related to an interconnection of net metering systems at or contiguous to the City of Dayton Water Supply and Treatment facilities located at 3210 Chuck Wagner Ln, Dayton, OH 45414 ("Water Solar Project") and at or contiguous to the City of Dayton Water Reclamation Facility located at 2800 Guthrie Rd., Dayton, OH 45417("Reclamation Solar Project"). ii. DP&L shall waive required fees or costs associated with studies set forth in paragraph (a)(i) for the Water Solar Project or the Reclamation Solar Project, which will not be recovered through the IIR or other rates. iii. The City of Dayton and DP&L hereby acknowledge that the Water Solar Project and the Reclamation Solar Project each involve sophisticated issues associated with providing net metering to essential government services. Among other things the unique nature of these City of Dayton services may require multiple metering points, meters, and backup service to ensure the public health. In recognition of these unique circumstances for essential government service, the City of Dayton and DP&L hereby agree that all accounts at 3210 Chuck Wagner Ln, Dayton, OH 45414 shall be net metered against the Water Solar Project. Similarly, all accounts at 2800 Guthrie Rd., Dayton, OH 45417 shall be net metered against the Reclamation Solar Project. iv. For the purposes of net metering, the City of Dayton and DP&L hereby agree that the energy produced by the Water Solar Project and the Reclamation Solar Project shall be posted to the City accounts referenced in paragraph (iii) above in the order selected annually by the City of Dayton. v. DP&L and the City of Dayton will work collaboratively to most efficiently interconnect the Water Solar Facility and Reclamation Solar Facility to DP&L's system for purposes of net metering. vi. To the extent any waiver of Commission rules are required by this Paragraph 16(b), DP&L and the City of Dayton will jointly seek a waiver from those provisions. The Signatory Parties are not precluded or in any way limited in challenging such a waiver request. c. Additional Solar Project: In order to encourage the further development of distributed and small generation facilities in accordance with R.C. 4928.02(C), after a Commission Order approving this Stipulation, DP&L and IGS agree to work together to identify, select and then implement 41 solar project(s) that add up to at least 1.5 MW to be constructed in DP&L's service territory ("the Solar Project(s)"). Within 90 days after IGS Solar, LLC identifies the Solar Project location(s), DP&L will make a one-time contribution in the amount of $1 million, to be funded by shareholder dollars and not recovered through the IIR or other rates to IGS Solar, LLC ("the Solar Project Grant"). IGS Solar, LLC will apply the Solar Project Grant toward design, construction, and deployment of the Solar Project(s), which IGS Solar, LLC shall own and operate. DP&L shall have no ownership interest in the Solar Project, and shall not be involved in its operation. Within 12 months after the Solar Project(s) are operational, DP&L shall file a report in this docket describing any distribution and/or transmission costs saved or avoided as a result of the Solar Project(s). 17. Cost/Benefit Analysis: The Signatory Parties agree that DP&L's SGP Phase 1 produces a positive cost-benefit ratio for its customers on a nominal and net- present-value basis, as shown on Exhibit 4. a. Approximately 65% of the customer benefits detailed on Exhibit 4 represent system-wide reliability improvements of 15% for SAIFI(system average interruption frequency index) and 14% for SAIDI(system average interruption duration index) when compared to baseline data reported for 2015-2019. No later than 60 months following an Order in this case, DP&L shall file an application for revised standards that incorporate the proposed reliability improvement, unless otherwise ordered by the Commission. 42

18. Excused Compliance: DP&L shall not be in violation of this Stipulation or any Order approving it if complying with the terms set forth in Paragraphs 6(a),(b), (c),(d), (e), (h), and (i), 10 and 11 is made impracticable or impossible due to events beyond DP&L's reasonable control. 19. SEET/MFA: a. In consideration of this Stipulation as a package and only for that purpose, the Signatory Parties agree that this Stipulation satisfies the requirements of R.C. 4928.143(E) and recommend that the Commission find that R.C. 4928.143(E) is satisfied and that DP&L's ESP I as currently implemented passes the more favorable in the aggregate test and the prospective significantly excessive earnings test in R.C. 4928.143(E). Alternatively, if the Commission finds that DP&L's ESP I fails to satisfy either prospective test, then the Commission has the authority to approve "the transition .. . to the more advantageous plan." This Stipulation provides for an orderly transition to such a plan, as DP&L has committed to filing a new ESP application(ESP IV) by October 1, 2023 that will not contain charges as identified in Paragraph 20(a) of this Stipulation. Moreover, DP&L has committed to partnering with and assisting low income customers, local government, manufacturers, and hospitals during the transition, and DP&L and the Signatory Parties have set forth a SGP that reasonably pairs with this transition. All of these items provide for a reasonable and lawful transition to ESP IV that satisfy the requirements of R.C. 4928.143(E). 43

b. The Signatory Parties agree and recommend that DP&L's application, the prefiled testimony of Mr. Malinak and the prefiled testimony of Mr. Garavagalia in Case No. 20-680-EL-UNC be admitted into the record without cross-examination by Signatory Parties and that no Signatory Party will introduce additional evidence in opposition to DP&L's filings. c. Other Litigation i. During the 2020-2023 forecast period, the Signatory Parties agree not to challenge or otherwise advocate against DP&L's right to operate under its currently implemented ESP I and not to challenge or otherwise advocate against any provision of its current ESP I before the Commission, the Supreme Court of Ohio, or any other regulatory or judicial body. ii. Each Signatory Party shall withdraw any pending applications for rehearing that it has filed in Pub. Util. Comm. Case Nos. 08-1094- EL-SSO, et al. and 16-395-EL-SSO, et al. and any appeals from such proceedings within seven business days of the Commission issuing a final appealable order in these dockets (i.e. 7 business days after the last entry on rehearing) and without modification to the Stipulation. If the Commission modifies this Stipulation and a Signatory Party does not withdraw from the Stipulation, then the Signatory Party shall withdraw the pending application(s) for rehearing within 7 business days of the final appealable order. The

Signatory Parties request that the Commission hold in abeyance any ruling on these pending applications for rehearing prior to the resolution of this proceeding. The Signatory Parties further agree to file a joint motion to stay in the 08-1094-EL-SSO et al., and 16- 395-EL-SSO, et al. dockets until a final appealable order is issued in these dockets. iii. In consideration of this Stipulation as a package and only for that purpose, the Signatory Parties who have intervened or moved to intervene in Pub. Util. Comm. Case Nos. 19-1121-EL-UNC and 20-1041-EL-UNC recommend that the Commission approve DP&L's applications in those cases conditioned on the Commission's approval of this Stipulation without modification. The Signatory Parties who have not intervened or moved to intervene in those cases shall not intervene or move to intervene in those cases and take no position on DP&L's applications in those cases. 20. ESP IV a. DP&L shall file an application for an electric security plan ("ESP IV") no later than October 1, 2023 to replace ESP I. DP&L's ESP IV Application shall not seek to implement any nonbypassable charge to customers related to provider of last resort risks, stability, financial integrity, or any other charge that is substantially calculated based on the credit ratings, 45 debt, or financial performance of any parent or affiliated company of DP&L. By way of example, the Signatory Parties agree that this limitation does not prevent DP&L from proposing in the future riders that recover actual costs that DP&L has incurred or will incur, distribution or transmission related revenue that DP&L has foregone or will forego, or distribution or transmission related investments (including a return on and of the investments) that DP&L has made or will make. The Signatory Parties are not precluded or in any way limited in challenging any potential riders that DP&L may propose as part of any future proceeding. b. Effect of Stipulation Provisions upon Return to ESP I i. If DP&L receives Commission approval for a new standard service offer but later returns to ESP I for any reason then the provisions in Paragraphs 13(a)(ii), (iii), (iv), and (v); 14(b); and 15 will resume as of the date that DP&L returns to ESP I, and DP&L will provide $250,000 annually funded by shareholder dollars and not recovered through the IIR or other rates for further support of the Solar Project(s) developed by IGS Solar, LLC. This Paragraph survives and will be invoked during any number of returns to ESP I for any reason. Additionally, Signatory Parties reserve their rights to challenge DP&L's return to ESP I and any charges implemented therewith. The commitments due under this Paragraph shall continue only for the duration that DP&L operates under ESP I. 46

ii. Upon DP&L returning to ESP I for any reason, DP&L shall make the funding payments to the Signatory Parties set forth in paragraphs 13(a)(ii), (iii), (iv), and (v); 14(b); and 15, and the $250,000 annually funded by shareholder dollars for further support of the Solar Project(s) developed by IGS Solar, LLC. DP&L shall make such payments provided for in those paragraphs funded directly by DP&L with shareholder dollars and not recovered through the IIR or other rates. These conditional funding commitments are a contractual agreement between DP&L and the applicable Signatory Parties, enforceable by the Franklin County Court of Common Pleas, and shall survive and be enforceable regardless of any potential future modifications to the language contained in this Stipulation. The Signatory Parties agree that there is independent consideration on both sides to create a binding agreement (subject to the specified conditions) at the time the Stipulation is filed, and that this consideration includes the funding commitments from DP&L and the applicable Signatory Parties' cessation of litigation in the dockets covered by this Stipulation. The commitments due under this Paragraph shall continue only for the duration that DP&L operates under ESP I. iii. Upon DP&L returning to ESP I as set forth under Paragraph 20(b)(i) or (ii), DP&L shall:

(1) Reinstitute the monthly credits set forth in Paragraphs 13(a)(iv), 14(b), and 15(a) on the next bill cycle. (2) Within 30 days, provide annual commitments set forth in Paragraphs 13(a)(iii), and (v); 15(b); and the $250,000 payment to IGS Solar, LLC set forth in Paragraph 20(b)(i) or (ii), which date shall serve as the new anniversary date for subsequent annual payments. If the initial payment date is less than 365 days since the prior anniversary upon which these annual payments were made, then the initial payment date and the new anniversary date shall be the same as the prior anniversary date such that DP&L will only be required to make the annual payments once in a 12- month period. c. If the Commission finds that DP&L passes the SEET/MFA or if the Commission does not materially modify ESP Ito DP&L's detriment in its order approving the Stipulation such that DP&L withdraws from the Stipulation, the commitments made under Paragraphs 13(a)(iii), (iv), and (v); 14(a) and (b); and 15 shall be implemented within 10 business days of the Commission's approval of this Stipulation. So long as neither the Commission nor the Supreme Court of Ohio make material modifications to ESP I, to DP&L's detriment such that DP&L withdraws from the Stipulation, future annual payments shall be due on or before the anniversary date of the Commission's approval of the Stipulation. DP&L 48 shall not be entitled to any refund of these amounts. The Signatory Parties acknowledge that this paragraph is a contractual commitment and thus may be enforced by the Franklin County Court of Common Pleas. The Signatory Parties further agree that there is independent consideration on both sides to create a binding agreement at the time the Stipulation is filed (subject to the specified conditions), and that this consideration includes the funding commitments from DP&L and the applicable Signatory Parties' cessation of litigation in the dockets covered by this Stipulation. The commitments due under this Paragraph shall continue only for the duration that DP&L operates under ESP I. 21. Other Provisions a. In arm's-length bargaining, the Signatory Parties have negotiated terms and conditions that are embodied in this Stipulation. This Stipulation involves a variety of difficult, complicated issues that would otherwise be resolved only through expensive, complex, protracted litigation. This Stipulation contains the entire agreement among the Signatory Parties, and embodies a complete settlement of all claims, defenses, issues and objections in these proceedings. The Signatory Parties agree that this Stipulation is in the best interests of the public and urge the Commission to adopt it. b. DP&L agrees to strike the following language from lines 19 through 23 on page 8 of the Direct Testimony of Jeffrey K. Fuller: "A component of 49 cybersecurity capital expenditures may be re-appropriated toward operational expenditures due to the proliferation of managed cybersecurity services and security service platforms maturing the market place, providing a lower overall cost to customers. In such a case, DP&L seeks permission from the Commission to treat those operational expenditures as capital." c. DP&L may offer its testimony and exhibits in Case Nos. 18-1875-EL- GRD, 18-1876-EL-WVR, and 18-1877-EL-AAM for the sole purpose of providing evidentiary support for reasonableness and lawfulness of this Stipulation (the testimony shall not be offered as support or considered as evidence for support of any aspect of its Application(s) that varies from the Stipulation), and will file supplemental testimony in support of this Stipulation. Except as modified by this Stipulation, DP&L's Application in Case Nos. 18-1875-EL-GRD, 18-1876-EL-WVR, and 18-1877-EL- AAM shall be deemed to be approved. Nothing in this sub-paragraph prohibits any Signatory Party from filing testimony or submitting evidence in support of the Stipulation. d. In addition, as discussed above, DP&L may offer its Application and pre- filed testimony in Case No. 20-680-EL-UNC in support of satisfaction of the requirements of R.C. 4928.143(E). e. This Stipulation is a consensus among the Signatory Parties of an overall approach to rates in these proceedings. It is submitted for the purposes of these proceedings alone and should not be understood to reflect the positions that an individual Signatory Party may take as to any individual provision of the Stipulation standing alone, nor the position a Signatory Party may have taken if all of the issues in these proceedings had been litigated. Nothing in this Stipulation shall be used or construed for any purpose to imply, suggest or otherwise indicate that the results produced through the compromise reflected herein represent fully the objectives of any Signatory Party. This Stipulation is submitted for purposes of these proceedings only, and is not deemed binding in any other proceeding, except as expressly provided herein, nor is it to be offered or relied upon in any other proceedings, except as necessary to enforce the terms of this Stipulation. The willingness of Signatory Parties to sponsor this document currently is predicated on the reasonableness of the Stipulation taken as a whole. The Signatory Parties will support the Stipulation if the Stipulation is contested. f. This Stipulation is conditioned upon adoption of the Stipulation by the Commission in its entirety and without material modification; provided, however, that each Signatory Party has the right, in its sole discretion, to determine whether the Commission's approval of this Stipulation constitutes a "material modification" thereof. If the Commission rejects or materially modifies all or any part of this Stipulation, any Signatory Party shall have the right to apply for rehearing. Prior to filing for rehearing, and prior to withdrawing, a Signatory Party shall confer with the other

Signatory Parties and negotiate in good faith to try to reach a new amicable resolution of the proceeding. Failure to confer and attempt to negotiate a new mutually agreeable outcome shall preclude a party from any right to withdraw from the Stipulation. If the Commission does not adopt the Stipulation without material modification upon rehearing, then within thirty (30) days of the Commission's Entry on Rehearing: any Signatory Party may withdraw from the Stipulation by filing a notice with the Commission ("Notice of Withdrawal"). As noted above, no Signatory Party shall file a Notice of Withdrawal without first negotiating in good faith with the other Signatory Parties to achieve an outcome that substantially satisfies the intent of the Stipulation. If a new agreement achieves such an outcome, the Signatory Parties will file the new agreement for Commission review and approval. If the discussions to achieve an outcome that substantially satisfies the intent of the Stipulation are unsuccessful, and a Signatory Party files a Notice of Withdrawal, then the Commission will convene an evidentiary hearing to afford that Signatory Party the opportunity to contest the Stipulation by presenting evidence through witnesses, to cross-examine witnesses, to present rebuttal testimony, and to brief all issues that the Commission shall decide based upon the record and briefs. If the discussions to achieve an outcome that substantially satisfies the intent of the Stipulation are successful, then some or all of the Signatory Parties shall submit the amended Stipulation to the Commission for approval after a hearing if necessary.

IN WITNESS THEREOF,the undersigned Signatory Parties agree to this Stipulation and Recommendation as of this 23rd day of October, 2020. The undersigned Signatory Parties request the Commission to issue its Opinion and Order approving and adopting this Stipulation. THE DAYTON POWER AND LIGHT STAFF OF THE PUBLIC UTILITIES COMPANY COMMISSION OF OHIO By: By: e•ef irfr Steven L. Beeler CITY OF DAYTON, OHIO INDUSTRIAL ENERGY USERS-OHIO By: By: N. Trevor Alexander Matthew R. Pritchard Subject to City Commission approval, which is expected by October 28, 2020 INTERSTATE GAS SUPPLY,INC./IGS OHIO ENERGY GROUP ENERGY B Michael L. Kurtz S I cpok-h./14Y-C. \o,k q\AO(Grr\ \L' ti C97`-elr COOlgIct)6 19 1 -eX\r " Ouv.,--\V\ or-'‘ Z 53 ,47'- (s C An /4,

THE OHIO HOSPITAL ASSOCIATION

By: ______________________ *
Devin D. Parram

OHIO MANUFACTURERS' ASSOCIATION ENERGY GROUP

By: ______________________ *
Kimberly W. Bojko

THE KROGER COMPANY

By: ______________________ *
Angela Paul Whitfield

HONDA OF AMERICA MFG., INC.

By: ______________________ *
N. Trevor Alexander

OHIO PARTNERS FOR AFFORDABLE ENERGY

By: ______________________ *
David C. Rinebolt
Practice temporarily authorized pending admission under Gov.Bar. R. I, Sec. 19

UNIVERSITY OF DAYTON

By: ______________________ *
Stephanie M Chmiel

MISSION:DATA COALITION

By: ______________________ *
Madeline Fleisher

SMART THERMOSTAT COALITION

By: ______________________ *
Madeline Fleisher

54

* signature by Christopher C. Hollon (0086480) per email authorization

ENVIRONMENTAL LAW & POLICY CENTER

By: ~~Caroline Cox~~ *
Caroline Cox

SIERRA CLUB

By: Joseph Halso
Joseph Halso signature by Morgan K Napier (0099190) per email authorization

NATURAL RESOURCES DEFENSE COUNCIL

By: Robert Dove *
Robert Dove

OHIO ENVIRONMENTAL COUNCIL

By: Miranda Leppla *
Miranda Leppla

CHARGEPOINT, INC.

By: Dylan Borchers *
Dylan F. Borchers

ARMADA POWER, LLC

By: Gretchen Petrucci *
Gretchen Petrucci

55

* signature by Christopher C. Hollon (0086480) per email authorization

CERTIFICATE OF SERVICE

I certify that a copy of the foregoing Stipulation and Recommendation has been served via electronic mail upon the following counsel of record, this 23rd day of October, 2020.

Steven L. Beeler
Robert A. Eubanks
Thomas G. Lindgren
OFFICE OF THE OHIO ATTORNEY GENERAL
30 E. Broad Street, 16th Floor
Columbus, Ohio 43215
steven.beeler@ohioattorneygeneral.gov
robert.eubanks@ohioattorneygeneral.gov
thomas.lindgren@ohioattorneygeneral.gov

Counsel for Staff of the
Public Utilities Commission of Ohio

Christopher Healey
William J. Michael
Amy Botschner O'Brien
Angela O'Brien
OFFICE OF THE OHIO CONSUMERS' COUNSEL
65 E. State Street, 7th Floor
Columbus, Ohio 43215
christopher.healey@occ.ohio.gov
william.michael@occ.ohio.gov
amy.botschner.obrien@occ.ohio.gov
angela.obrien@occ.ohio.gov

Michael D. Dortch
Justin M. Dortch
KRAVITZ, BROWN & DORTCH, LLC
64 E. State Street, Suite 200
Columbus, Ohio 43215
mdortch@kravitzllc.com
jdortch@kravitzllc.com

Counsel for Office of the
Ohio Consumers' Counsel

Steven D. Lesser
N. Trevor Alexander
Mark T. Keaney
Kari D. Hehmeyer
CALFEE, HALTER & GRISWOLD LLP
41 S. High Street, 1200 Huntington Center
Columbus, Ohio 43215
slesser@calfee.com
talexander@calfee.com
mkeaney@calfee.com
khehmeyer@calfee.com

Counsel for the City of Dayton and
Honda of America Mfg., Inc.

Matthew R. Pritchard
Rebekah J. Glover
McNees Wallace & Nurick LLC
21 E. State Street, 17th Floor
Columbus, Ohio 43215
mpritchard@mcneeslaw.com
rglover@mcneeslaw.com

Counsel for Industrial Energy Users-Ohio

Bethany Allen Michael L. Kurtz Joseph Oliker Kurt J. Boehm Michael Nugent Jody Kyler Cohn IGS ENERGY BOEHM,KURTZ & LOWRY 6100 Emerald Parkway 36 East Seventh Street, Suite 1510 Dublin, Ohio 43016 Cincinnati, Ohio 45202 bethany.all en@igs . corn mkurtz@BKLlawfirm.com joe.oliker@igs.com kboehm@BKLlawfirm.corn michael.nugent@igs.com jkylercohn@BKLlawfirm.com Frank P. Darr Counselfor Ohio Energy Group 6800 Linbrook Blvd. Columbus, Ohio 43235 fdarr2019@gmail.com Counselfor Interstate Gas Supply, Inc. and IGS Solar, LLC Devin D. Parram Kimberly W. Bojko Dane Stinson CARPENTER LIPPS & LELAND LLP Jhay T. Spottswood 280 North High Street, Suite 1300 BRICKER & ECKLER LLP Columbus, Ohio 43215 100 South Third Street Bojko@carpenterlipps.com Columbus, Ohio 43215-4291 dparram@bricker.corn Counselfor Ohio Manufacturers' dstinson@bricker.coin Association Energy Group jspottswood@bricker.com Counselfor The Ohio Hospital Association Angela Paul Whitfield David C. Rinebolt CARPENTER LIPPS & LELAND LLP OHIO PARTNERS FOR AFFORDABLE ENERGY 280 North High Street, Suite 1300 P.O. Box 1793 Columbus, Ohio 43215 Findlay, Ohio 45839 paul@carpenterlipps.com Counselfor Ohio Partners Counselfor The Kroger Co. for Affordable Energy 2

Stephanie M. Chmiel Christine M.T. Pink Kevin D. Oles Madeline Fleisher THOMPSON HINE LLP DICKINSON WRIGHT PLLC 41 S. High St., Suite 1700 150 E. Gay Street, Suite 2400 Columbus, Ohio 43215 Columbus, Ohio 43215 Stephanie.Chmiel@ThompsonHine.com cpirik@dickinsonwright.corn Kevin.Oles@ThompsonHine.corn mfleisher@dickinsonwright.com Counselfor University ofDayton Counselfor Mission:data Coalition Madeline Fleisher Caroline Cox DICKINSON WRIGHT PLLC ENVIRONMENTAL LAW & POLICY CENTER 150 E. Gay Street, Suite 2400 21 W. Broad St., Suite 800 Columbus, Ohio 43215 Columbus, Ohio 43215 mfleisher@dickinsonwright.com ccox@elpc.org Nikhil Vijaykar Counselfor Smart Thermostat Coalition ENVIRONMENTAL LAW & POLICY CENTER 35 E. Wacker Dr. Suite 1600 Chicago, Illinois 60601 nvijaykar@elpc.org Counselfor Environmental Law & Policy Center Joseph Halso Robert Dove SIERRA CLUB Kegler Brown Hill + Ritter Co., L.P.A. ENVIRONMENTAL LAW PROGRAM 65 E. State Street, Suite 1800 1536 Wynkoop Sttreet, Suite 200 Columbus, Ohio 43215 Denver, Colorado 80202 rdove@keglerbrown.corn joe.halso@sierraclub.org Counselfor Natural Resources Richard C. Sahli Defense Council RICHARD SAHLI LAW OFFICE, LLC 981 Pinewood Lane Columbus, Ohio 43230 rsahli@columbus.mcorn Counselfor Sierra Club 3

Miranda Leppla
Trent Dougherty
Chris Tavenor
1145 Chesapeake Avenue, Suite I
Columbus, Ohio 43212
mleppla@theoec.org
tdougherty@theoec.org
ctavenor@theoec.org

Counsel for Ohio Environmental Council

Dylan F. Borchers
Kara H. Herrnstein
Jhay T. Spottswood
BRICKER & ECKLER LLP
100 South Third Street
Columbus, Ohio 43215-4291
dborchers@bricker.com
kherrnstein@bricker.com
jspottswood@bricker.com

Counsel for Chargepoint, Inc.

Michael J. Settineri
Gretchen L. Petrucci
VORYS, SATER, SEYMOUR AND PEASE LLP
52 E. Gay Street
Columbus, Ohio 43215
mjsettineri@vorys.com
glpetrucci@vorys.com

Drew Romig
Armada Power, LLC
230 West Street, Suite 150
Columbus, Ohio 43215
dromig@armadapower.com

Counsel for Armada Power, LLC

Mark A. Whitt
Lucas A. Fykes
WHITT STURTEVANT LLP
88 E. Broad Street, Suite 1590
Columbus, Ohio 43215
whitt@whitt-sturtevant.com
fykes@whitt-sturtevant.com

Counsel for Direct Energy, LP

Christopher C. Hollon

1456144.1

4

EXHIBIT 1

The Dayton Power and Light Company

Case No. 18-1875-EL-GRD

Exhibit 1

Capital Expenditures Summary

(Nominal dollars, in millions)

Capital Expenditures by Project Function	Yr 1	Yr 2	Yr 3	Yr 4	SGP Phase 1 Total
1. Smart Meters	**$7.7**	**$24.1**	**$24.1**	**$21.7**	**$77.6**
1.1 Advanced Metering Infrastructure (AMI)	$7.7	$24.1	$24.1	$21.7	$77.6
1.2 Meter Data Management System (MDMS)	-	-	-	-	-
1.3 Customer Information System (CIS) Replacement	-	-	-	-	-
1.4 Meter Asset Management	-	-	-	-	-
2. Self-Healing Grid	**$23.8**	**$36.0**	**$34.7**	**$14.4**	**$109.0**
2.1 Distribution Automation (DA)	$6.6	$5.3	$6.4	$5.5	$23.8
2.2 Substation Automation (SA)	$1.8	$1.9	$1.7	$1.7	$7.1
2.3 Advanced Distribution Management System (DMS, OMS, D-SCADA)	$3.9	$11.8	$17.3	-	$33.0
2.4 Conservation Voltage Reduction (CVR) and Volt/VAR Optimization (VVO)	-	$7.0	$7.1	$7.3	$21.4
2.5 Enterprise Asset Management (EAM)	$2.8	$2.2	$2.2	-	$7.3
2.6 Geographic Information System (GIS)	$7.7	$7.8	-	-	$15.5
2.7 Mobile Workforce Management System (MWFM)	$1.0	-	-	-	$1.0
3. Customer Engagement	-	-	-	-	-
3.1 Customer Education	-	-	-	-	-
3.2 Customer Portal / Mobile App	-	-	-	-	-
3.3 Time-of-Use (TOU) Rate Structures	-	-	-	-	-
3.4 Prepay Options	-	-	-	-	-
3.5 Customer Service Functions	-	-	-	-	-
3.6 Customer Relationship Management (CRM)	-	-	-	-	-
4. Enhancing Sustainability and Embracing Innovation	-	-	-	-	-
4.1 Distributed Energy Resources Management	-	-	-	-	-
4.2 Smart Community Demonstration Projects	-	-	-	-	-
4.3 Electric Vehicle Charging Infrastructure	-	-	-	-	-
5. Telecommunications	**$5.6**	**$7.0**	**$7.1**	**$7.3**	**$27.1**
6. Physical and Cyber Security	**$2.0**	**$2.1**	**$2.1**	**$0.8**	**$7.1**
6.1 Physical Security	-	-	-	-	-
6.2 Cyber Security	$2.0	$2.1	$2.1	$0.8	$7.1
7. Governance and Analytics	**$5.3**	**$6.7**	**$5.4**	-	**$17.5**
7.1 Program and Change Management	-	-	-	-	-
7.2 Analytics Center of Excellence (CoE)	-	-	-	-	-
7.3 Systems Integration (SI)	$1.9	$2.4	$1.1	-	$5.4
7.4 Systems Testing	$3.5	$4.2	$4.3	-	$12.0
8. GridMod R&D Asset	**$2.5**	**$2.7**	**$2.7**	**$2.8**	$10.7
Total Capital Costs:	**$47.0**	**$78.6**	**$76.3**	**$47.1**	**$249.0**

The Dayton Power and Light Company

Case No. 18-1875-EL-GRD

Exhibit 1

O&M Summary

(Nominal dollars, in millions)

O&M Expenditures by Project Function	Yr 1	Yr 2	Yr 3	Yr 4	SGP Phase 1 Total
1. Smart Meters	**$0.2**	**$0.4**	**$0.4**	**$0.4**	**$1.3**
1.1 Advanced Metering Infrastructure (AMI)	$0.2	$0.4	$0.4	$0.4	$1.3
1.2 Meter Data Management System (MDMS)	-	-	-	-	-
1.3 Customer Information System (CIS) Replacement	-	-	-	-	-
1.4 Meter Asset Management	-	-	-	-	-
2. Self-Healing Grid	**$0.1**	**$0.4**	**$1.2**	**$3.5**	**$5.3**
2.1 Distribution Automation (DA)	-	$0.1	$0.2	$0.3	$0.7
2.2 Substation Automation (SA)	-	-	-	-	-
2.3 Advanced Distribution Management System (DMS, OMS, D-SCADA)	-	-	$0.6	$2.6	$3.2
2.4 Conservation Voltage Reduction (CVR) and Volt/VAR Optimization (VVO)	-	-	$0.1	$0.2	$0.2
2.5 Enterprise Asset Management (EAM)	$0.1	$0.3	$0.3	$0.4	$1.1
2.6 Geographic Information System (GIS)	-	-	-	-	-
2.7 Mobile Workforce Management System (MWFM)	$0.0	$0.0	$0.0	$0.0	$0.1
3. Customer Engagement	**$1.3**	**$1.5**	**$1.5**	**$1.7**	**$6.1**
3.1 Customer Education	$1.3	$1.5	$1.5	$1.7	$6.1
3.2 Customer Portal / Mobile App	-	-	-	-	-
3.3 Time-of-Use (TOU) Rate Structures	-	-	-	-	-
3.4 Prepay Options	-	-	-	-	-
3.5 Customer Service Functions	-	-	-	-	-
3.6 Customer Relationship Management (CRM)	-	-	-	-	-
4. Enhancing Sustainability and Embracing Innovation	**$1.0**	**$1.3**	**$1.4**	**$1.4**	**$5.1**
4.1 Distributed Energy Resources Management	-	-	-	-	-
4.2 Smart Community Demonstration Projects	-	-	-	-	-
4.3 Electric Vehicle Charging Infrastructure	$1.0	$1.3	$1.4	$1.4	$5.1
5. Telecommunications	-	-	-	**$0.3**	**$0.3**
6. Physical and Cyber Security	**$0.0**	**$0.1**	**$0.1**	**$0.1**	**$0.3**
6.1 Physical Security	-	-	-	-	-
6.2 Cyber Security	$0.0	$0.1	$0.1	$0.1	$0.3
7. Governance and Analytics	-	**$0.0**	**$0.0**	**$0.2**	**$0.3**
7.1 Program and Change Management	-	-	-	-	-
7.2 Analytics Center of Excellence (CoE)	-	-	-	-	-
7.3 Systems Integration (SI)	-	$0.0	$0.0	$0.2	$0.3
7.4 Systems Testing	-	-	-	-	-
8. GridMod R&D Asset	-	-	-	-	-
Total O&M Costs:	**$2.6**	**$3.7**	**$4.7**	**$7.6**	**$18.6**
Total O&M Savings Benefits	**($0.1)**	**($0.7)**	**($2.4)**	**($4.4)**	**($7.7)**
Total O&M Costs (Net of Savings)	**$2.5**	**$2.9**	**$2.2**	**$3.2**	**$10.9**

EXHIBIT 2

The Dayton Power and Light Company
Case No. 18-1875-EL-GRD
Distribution Modernization Plan
IIR Revenue Requirement Estimate

Exhibit 2

Line No. (A)	Description (B)	Year 1 (C)	Year 2 (D)	Year 3 (E)	Year 4 (F)
	Rate Base				
1	Gross Plant	$ 15,522,814	$ 59,220,824	$ 168,018,441	$ 215,146,166
2	Accumulated Depreciation on Distribution Plant	$ (532,947)	$ (3,271,331)	$ (13,560,288)	$ (31,015,738)
3	Net Distribution Plant In Service	$ 14,989,866	$ 55,949,493	$ 154,458,153	$ 184,130,428
4					
5	Adjustments to Rate Base				
6	Accumulated Deferred Income Taxes on Distribution Plant	$ (412,299)	$ (2,563,850)	$ (6,767,993)	$ (12,524,747)
7	NBV of the Cost of Existing Assets	$ (942,507)	$ (6,911,715)	$ (12,880,924)	$ (18,301,689)
8	Total Adjustments to Rate Base	$ (1,354,805)	$ (9,475,565)	$ (19,648,917)	$ (30,826,436)
9					
10	Distribution Rate Base for IIR	$ 13,635,061	$ 46,473,928	$ 134,809,236	$ 153,303,992
11					
12	Return on Rate Base ($)	$ 1,169,888	$ 3,987,463	$ 11,566,632	$ 13,153,483
13					
14	O&M, Depreciation, Taxes Other than Income and O&M				
15	O&M Expense	$ 2,630,081	$ 3,673,826	$ 4,662,505	$ 7,619,523
16	O&M Savings	$ (101,882)	$ (726,683)	$ (2,439,735)	$ (4,385,455)
17	Cost of Existing Assets (Less Salvage)	$ 942,507	$ 5,969,209	$ 5,969,209	$ 5,420,765
18	Depreciation Expense	$ 480,549	$ 2,633,587	$ 9,520,446	$ 16,023,224
19	Property Tax Expense	$ (104,555)	$ 163,092	$ 1,545,746	$ 7,952,685
20					
21	Total O&M, Depreciation, Other Taxes and O&M Before CAT	$ 3,846,700	$ 11,713,030	$ 19,258,170	$ 32,630,742
22	Incremental Commercial Activities Tax	1.0026	1.0026	1.0026	1.0026
23					
24	O&M, Depreciation, Taxes Other than Income and O&M (Post Tax)	$ 3,856,727	$ 11,743,564	$ 19,308,372	$ 32,715,804
25					
26	Grid Modernization R&D Asset	$ 2,500,000	$ 2,700,000	$ 2,700,000	$ 2,800,000
27					
28	**Revenue Requirement**	$ 7,526,615	$ 18,431,027	$ 33,575,004	$ 48,669,287
29					
30	Rate Design				
31	Annual Base Distribution Revenue Requirement	$ 242,807,679			
32					
33	IIR Percentage of Base Distribution Revenue Requirement	**3.1000%**	**7.5910%**	**13.8280%**	**20.0440%**

EXHIBIT 3

Exhibit 3 Grid Mod I Metrics Advanced Metering Infrastructure (AMI) Meters Metric Definition AMI meters installed, certified The number of AMI meters installed, communicating, and available for billing each month. AMI meters installed, but not certified The number of AMI meters installed, but not yet communicating each month. AMI meter failures The number, if any, of AMI meters installed but replaced due to failure. Meters Salvaged (#) The number of legacy meters replaced with an AMI meter and sent to salvage each month. Meters Salvaged ($) The dollar value of legacy meters replaced with an AMI meter and sent to salvage each month. Meter Reading Metric Definition Manual Meter Reads The number of non-AMI meter reads, i.e. in- person, used for billing purposes in the service territory each month. AMI Meter Reads The number of AMI meter reads used for billing purposes in the service territory each month. Meter Readers (Internal) The number of meter readers (expressed in full- time equivalents) employed by the Company each month. Meter Readers (Contract) The number of meter readers employed through contract services by the Company each month. Data Access & Utilization Metric Definition Customer Portal & Mobile Application Depending on the availability, the following types Engagement Activity of information will be provided each month: number of unique visitors, average session duration, retention rate, etc. Data Access (Customers) Number of customers accessing or downloading their energy usage data each month, broken out by customer class (if possible). Data Access (GBC) Number of CRES providers or third parties accessing or downloading customer's data via GBC each month. Data Access (EDI) Number of CRES providers accessing customer's data via EDI each month. Customer Authorization The number of customers authorizing the release of their customer energy usage data in accordance with 4901:1-10-24 each month.

Exhibit 3 Use of AMI Data for Wholesale Settlement The number of customers with AMI meters that have THEO, PLC, and NSPL values calculated and settled based on actual usage. Use of Load Profiles for Wholesale Settlement The number of customers with AMI meters that have THEO, PLC, and NSPL values calculated and settled based on load profiles. Billing Related Metric Definition Residential Bills The number of residential bills issued each month or billing period. Residential Bills, Estimated Reads The number of residential bills issued each month or billing period, based on estimated meter reads. Customers Eligible for Disconnect (System) The number of customers eligible for disconnect due to non-payment each month or billing cycle, system wide. Customers Eligible for Disconnect(AMI Only) The number of customers with AMI meters eligible for disconnect due to non-payment for each month of billing cycle. Non-Payment Disconnects (System) The number of customers disconnected due to non-payment each month or billing cycle, system wide. Non-Payment Disconnects (AMI Only) The number of customers with AMI meters disconnected due to non-payment for each month or billing cycle. AMI Meter Tampering Cases The number of AMI meter tampering cases found each month. AMI Meter Tampering Case Outcomes Descriptions of the outcomes of AMI meter tampering case investigations, including any monetary value of theft or avoided theft identified. Customer Impact Measures Metric Definition Call Center Calls The total number of call center calls received each month. Call Center Calls (Meter Reading) Depending on the availability, the total number of call center calls related to meter reading each month. Call Center Calls (Bill Complaints) Depending on the availability, the total number of call center calls related to billing complaints each month, e.g. high bill complaints, etc. Call Center Calls (AMI Meters) Depending on the availability, the total number of call center calls related to AMI meters each month, broken out by category, if possible, e.g. installation questions, radio frequency concerns, etc. Distribution Automation (DA)

Exhibit 3 Metric Definition Device Counts for DA The number of devices deployed for each DA scheme, broken out by technology, i.e. recloser, cap bank, voltage regulator, and sensor count. Number of Circuits Impacted by DA The number of circuits impacted by DA schemes. Circuit Information For circuits impacted by DA schemes, breakout of circuit load information by customer class or rate schedule. DA Opportunities The number of opportunities to operate DA each month. DA Successes The number of times where DA operated as intended each month. DA Failures The number of times where DA failed to operate as intended each month. Outage-Related Truck Rolls The number of outage-related truck rolls each month. Outage Related Truck Rolls (Avoided) The estimated number of avoided truck rolls related to the successful operation of DA technologies. Customer Minutes Saved (DA) The estimated customer minutes saved due to the successful operation of DA technologies. Customer Interruptions Avoided (DA) The estimated number of customer interruptions avoided due to the successful operation of DA technologies. Volt/VAR Optimization(WO) & Conservative Voltage Reduction (CVR) Metric Definition Average System Voltage End-use voltage levels for all customers. Average System Voltage (VVO/CVR) End-use voltage levels for customers on circuits impacted by VVO/CVR. MW Saved Total estimated MW saved due to VVO/CVR each month. MWh Saved Total estimated MWh saved due to VVO/CVR each month.

EXHIBIT 4

Exhibit 4

DP&L SGP Cost Benefit Summary

Figure 1
(in Millions)

BENEFITS & COSTS	NOMINAL	NPV
BENEFITS *(20yr)*:	**$813.8**	**$347.0**
Utility	**$207.7**	**$97.0**
O&M Savings	$115.6	$52.7
Avoided Capital	$27.5	$13.2
Billing Process Efficiency	$64.6	$31.1
Customer	**$606.1**	**$250.0**
Energy & Demand Savings	$183.3	$75.7
Improved Reliability	$193.0	$90.6
Customer EV Savings	$229.8	$83.6
COSTS *(20yr)*:	**$387.9**	**$284.0**
Capital	$243.7	$205.1
AFUDC	$5.3	$4.4
Cost of Existing Equipment	$18.3	$15.0
O&M	$120.7	$59.5
Net Benefit:	**$425.9**	**$63.0**
Benefit/Cost Ratio:	**2.1**	**1.2**

Figure 2
(in Millions)

BENEFITS & COSTS	NOMINAL	NPV
BENEFITS *(20yr)*:	**$1,255.3**	**$697.3**
Utility	**$207.7**	**$97.0**
O&M Savings	$115.6	$52.7
Avoided Capital	$27.5	$13.2
Billing Process Efficiency	$64.6	$31.1
Customer	**$606.1**	**$250.0**
Energy & Demand Savings	$183.3	$75.7
Improved Reliability	$193.0	$90.6
Customer EV Savings	$229.8	$83.6
Societal Benefits	**$441.5**	**$350.3**
Reduced GHG	$41.3	$13.5
Economic Impact	$400.1	$336.8
COSTS *(20yr)*:	**$387.9**	**$284.0**
Capital	$243.7	$205.1
AFUDC	$5.3	$4.4
Cost of Existing Equipment	$18.3	$15.0
O&M	$120.7	$59.5
Net Benefit:	**$867.3**	**$413.3**
Benefit/Cost Ratio:	**3.2**	**2.5**